========================================================================




                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                             ------------------



                                 FORM 8-A/A


                             ------------------


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                          HOMESTAKE MINING COMPANY
           (Exact name of Registrant as specified in its charter)


              DELAWARE                                  94-2934609
(State of incorporation or organization)             (I.R.S. Employer
                                                    Identification No.)



                           650 California Street
                    San Francisco, California 94108-2788
       (Address, including zip code, of principal executive offices)



     Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                 each class is to be registered

         Rights to Purchase                  New York Stock Exchange
   Series A Participating Cumulative
         Preferred Stock


        If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

        If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.
[ ]

     Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
                              (Title of class)



========================================================================

Item 1.  Description of Securities to be Registered.

          At a meeting of the Homestake Mining Company (the "Company") Board of Directors on September 10, 1998, the Board approved the Company's acquisition of the 49.4% interest in Prime Resources Group Inc. ("Prime") not owned by Homestake Canada Inc., a wholly owned subsidiary of the Company ("HCI"), pursuant to an Arrangement under British Columbia law. On December 1, 1998, the shareholders of Prime approved a resolution in favor of the Arrangement, and the stockholders of the Company approved resolutions to amend the Company's Restated Certificate of Incorporation to accommodate the Arrangement. On December 2, 1998, the British Columbia Supreme Court issued the Final Order, which constitutes its approval of the Arrangement. The Arrangement became effective on December 3, 1998, upon the filing of the Final Order with the Registrar of Companies for British Columbia.

          Pursuant to the Arrangement, shareholders of Prime had the option to receive for their Prime Common Shares either Common Stock of the Company or Exchangeable Shares of HCI. Prime shareholders not exercising the option on or before November 30, 1998, received HCI Exchangeable Shares. Each HCI Exchangeable Share issued in the Arrangement is accompanied by and trades with an associated right (an "HCI Right") pursuant to the Rights Agreement dated as of December 3, 1998, between HCI, the Company and Montreal Trust Company of Canada, as Rights Agent (the "HCI Rights Agreement"). The HCI Rights are intended to have characteristics essentially equivalent in economic effect to the rights under the Homestake Rights Agreement (as defined below).

          On September 24, 1998, the Board authorized the amendment of certain terms of the Rights Agreement dated as of October 16, 1987, and amended as of October 15, 1997, between the Company and BankBoston N.A., as successor Rights Agent (as amended, the "Homestake Rights Agreement"). These amendments, which took effect as of December 3, 1998, make certain changes in definitions and add certain definitions to reflect the existence of the HCI Exchangeable Shares and the HCI Rights.

          The HCI Rights Agreement is attached hereto as Exhibit 5, which is incorporated herein by reference. The amendment to the Homestake Rights Agreement is attached hereto as Exhibit 6, which is incorporated herein by reference. The foregoing description of the agreement and the amendments does not purport to be complete and is qualified in its entirety by reference to those Exhibits.

Item 2.  Exhibits.

          Item 2 is amended by adding thereto the following:

          5. Rights Agreement dated as of December 3, 1998, between Homestake Canada Inc., Homestake Mining Company and Montreal Trust Company of Canada, as Rights Agent.

          6. Amendment No. 2 dated as of December 3, 1998, to the Rights Agreement dated as of October 16, 1987, and amended as of October 15, 1997, between Homestake Mining Company and BankBoston N.A., as successor to Bank of America National Trust and Savings Association, as Rights Agent.

                                 SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     HOMESTAKE MINING COMPANY,

                                     by
                                       /s/ WAYNE KIRK
                                       ---------------------------------
Date:  December 4, 1998                Name:  Wayne Kirk
                                       Title: Vice President, General Counsel
                                              and Corporate Secretary

                             INDEX OF EXHIBITS


                                                                 Page Number
                                                                      in
                                                                 Sequentially
Exhibit                                                           Numbered
Number                          Title                            Statement

   5.          Rights Agreement dated as of December 3,
               1998, between Homestake Canada Inc.,
               Homestake Mining Company and Montreal
               Trust Company of Canada, as Rights
               Agent.

   6.          Amendment No. 2 dated December 3, 1998,
               to the Rights Agreement dated as of
               October 16, 1987, and amended as of
               October 15, 1997, between Homestake
               Mining Company and BankBoston N.A., as
               successor to Bank of America National
               Trust and Savings Association, as Rights
               Agent.